Exhibit 99.1

News Release

Media Contacts:	Steven Campanini	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465

	David Caouette		Joe Romanelli
	(908) 423-3461		(908) 423-5088

Merck Announces First Quarter 2011 Financial Results

•	Double-Digit EPS Growth in First Quarter 2011: Non-GAAP EPS of $0.92; GAAP EPS of $0.34

•	Double-Digit Global Growth for JANUVIA, JANUMET, SINGULAIR, REMICADE, NASONEX and ISENTRESS; Key Product Launches Underway

•	Pharmaceutical, Animal Health and Consumer Care Divisions All Contributed Solid Revenue Growth

•	Company Updates Full-Year 2011 EPS Targets: Non-GAAP EPS Range of $3.66 to $3.76; GAAP EPS Range of $2.04 to $2.39

WHITEHOUSE STATION, N.J., April 29, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2011.

$ in millions, except EPS amounts	First Quarter 2011	First Quarter 2010
Sales	$11,580	$11,422
GAAP EPS	0.34	0.09
Non-GAAP EPS that excludes items listed below [1]	0.92	0.83
GAAP Net Income [2]	1,043	299
Non-GAAP Net Income that excludes items listed below 1, [2]	2,861	2,608

[1]

Merck is providing certain 2011 and 2010 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a, including the related footnotes, attached to this release.

[2]	Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the first quarter of $0.92 excludes purchase accounting adjustments, restructuring costs, merger-related expenses, a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson, and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	First Quarter 2011			First Quarter 2010
$ in millions, except EPS amounts	Net Income [2]	EPS		Net Income [2]	EPS
GAAP	$1,043	$0.34		$299	$0.09
Difference	1,818	0.58	[3]	2,309	0.74	[3]
Non-GAAP that excludes items listed below	$2,861	$0.92		$2,608	$0.83

$ in millions	First Quarter 2011	First Quarter 2010
Purchase accounting adjustments [4]	$1,580	$2,374
Costs related to restructuring programs	126	351
Merger-related costs	77	87
Arbitration settlement charge	500	—
Other [5]	(134)	—
Net decrease (increase) in income before taxes	2,149	2,812
Estimated income tax (benefit) expense [6]	(331)	(503)
Decrease (increase) in net income	$1,818	$2,309

“Merck’s first quarter performance underscores that we are successfully delivering on our intent to grow both the top line and the bottom line,” said Kenneth C. Frazier, president and chief executive officer. “Our strong results were largely driven by double-digit growth of key products combined with deliberate cost control measures across all areas of the company as we continue to create a more effective and efficient operating model.

“It is clear that Merck’s business momentum is building, and we continue to demonstrate the ongoing value of the merger. We’re making progress in our robust late-stage pipeline, and leveraging the benefits of our expanded pharmaceutical and vaccine, animal health and consumer portfolio.”

[3]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[4]

Amounts for the first quarter of 2011 and 2010 reflect $302 million and $27 million, respectively, of in-process research and development impairment charges. The remaining amounts represent expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of the merger.

[5]	Represents a gain on the sale of certain manufacturing facilities and related assets reflected in other (income) expense, net.
[6]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, amount for the first quarter of 2010 includes a $147 million tax charge related to U.S. healthcare reform legislation.

Select Revenue Highlights

Worldwide sales were $11.6 billion for the first quarter of 2011, an increase of 1 percent compared with the first quarter of 2010. The revenue increase largely reflects strong sales of JANUVIA, JANUMET, SINGULAIR, REMICADE, NASONEX and ISENTRESS, partially offset by lower sales of COZAAR 7 and HYZAAR 7. In the first quarter of 2011, 18 percent of pharmaceutical sales were from emerging markets.

The table below reflects sales of the company’s top Pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

$ in millions	First Quarter 2011	First Quarter 2010	Change
Total Sales	$11,580	$11,422	1%

Pharmaceutical [8]	9,820	9,665	2%
SINGULAIR	1,328	1,165	14%
REMICADE	753	674	12%
JANUVIA	739	511	45%
ZETIA	582	534	9%
VYTORIN	480	477	1%
COZAAR/HYZAAR	426	782	-46%
NASONEX	373	320	17%
JANUMET	305	201	52%
ISENTRESS	292	232	26%
TEMODAR	248	274	-10%
GARDASIL	214	233	-8%
Animal Health	758	709	7%
Consumer Care [8]	517	489	6%
Other Revenues [9]	486	559	-13%

The combined diabetes franchise for JANUVIA (sitagliptin)/JANUMET (sitagliptin/metformin hydrochloride) continued its strong performance across all geographic regions during the first quarter of 2011, reaching quarterly combined sales of more than $1 billion for the first time – a 47 percent increase compared to the same period last year.

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 14 percent from the first quarter of 2010 to $1.3 billion, driven by gains in the United States, emerging markets and Japan.

[7]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.
[8]

In the first quarter of 2011, Merck changed the reporting for certain over-the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

[9]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $322 million in the first quarter of 2011.

Global sales grew in the quarter for REMICADE (infliximab), a treatment for inflammatory diseases, led by increases in gastrointestinal indications for the treatment of ulcerative colitis and Crohn’s disease as well as emerging market gains.

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, continued strong growth in the quarter driven by demand in the United States and Europe.

As expected, global sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) continue to decline following loss of marketing exclusivity for these products in the United States and in major European markets. Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, declined due to generic competition in Europe.

Sales of ZOSTAVAX (zoster vaccine live) declined due to continued intermittent supply issues.

Product Performance – Animal Health

The company drove solid first-quarter performance in the Animal Health business across all regions, with a 7 percent sales increase over the same period last year. The growth was led by increased sales of cattle, swine and aquaculture products. The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species. In addition, in March of 2011, Merck and sanofi-aventis announced the termination of their agreement to form a new animal health joint venture.

Product Performance – Consumer Care

Merck Consumer Care delivered a first-quarter sales increase of 6 percent compared to the first quarter of 2010, with strong performance across several key brands including CLARITIN and COPPERTONE. Consumer Care includes footcare and suncare consumer products, and a variety of over-the-counter medicines.

First Quarter Expense and Other Information

The costs detailed below on a GAAP basis during the first quarter of 2011 totaled $9.4 billion and include $1.8 billion of purchase accounting adjustments, restructuring costs and merger-related costs.

		Included in expenses for the period
$ in millions First Quarter 2011	GAAP	Purchase Accounting Adjustments[4]	Restructuring Costs	Merger- Related Costs	Non-GAAP[1]
Materials and production	$4,059	$1,278	$72	$19	$2,690
Marketing and administrative	3,164	—	23	58	3,083
Research and development	2,158	302	45	—	1,811
Restructuring costs	(14)	—	(14)	—	—

First Quarter 2010
Materials and production	$5,216	$2,347	$57	$—	$2,812
Marketing and administrative	3,222	—	—	80	3,142
Research and development	2,051	27	6	—	2,018
Restructuring costs	288	—	288	—	—

The gross margin was 64.9 percent for the first quarter of 2011 and 54.3 percent for the first quarter of 2010, reflecting 11.9 and 21.1 percentage point unfavorable impacts, respectively, from the purchase accounting adjustments, restructuring and merger-related costs noted above.

Equity income from affiliates was $138 million in the first quarter. Equity income from affiliates primarily includes the AstraZeneca LP, Johnson & Johnson Merck Consumer Pharmaceuticals Company and Sanofi Pasteur MSD partnerships.

Other (income) expense, net was $622 million of expense in the first quarter of 2011 which includes a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson. Other (income) expense, net for the first quarter of 2010 was $167 million of expense.

The GAAP effective tax rate was 38.1 percent for the first quarter of 2011. The non-GAAP effective tax rate, which excludes the impact of purchase accounting adjustments, restructuring costs, merger-related expenses, a $500 million charge related to the resolution of the arbitration proceeding, and certain other items, was 25.5 percent for the quarter.

Key Developments

•	Merck reached an agreement with Johnson & Johnson that settles the arbitration proceeding about the distribution rights for REMICADE (infliximab) and SIMPONI (golimumab).

•	Merck now has five investigational medicines under regulatory review in the United States and European Union (EU), including two that were accepted for review in the first quarter of 2011.

-	VICTRELIS (boceprevir), the company’s investigational oral hepatitis C protease inhibitor currently under Priority Review status by the U.S. Food and Drug Administration (FDA) and accelerated assessment status by the EU, was recommended for approval by unanimous vote by the FDA’s Antiviral Drugs Advisory Committee on April 27, 2011.

-	An investigational extended-release formulation of JANUMET (sitagliptin/metformin HCI) for Type 2 diabetes is under standard review by the FDA.

-	The FDA accepted for standard review during the first quarter of 2011 a combination of JANUVIA (sitagliptin) and ZOCOR (simvastatin) for the investigational treatment of diabetes and dyslipidemia.

-	Tafluprost, an investigational prostaglandin analogue ophthalmic solution, was accepted for standard review by the FDA in the first quarter of 2011.

-	NOMAC-E2 (acetate 2.5 mg /17ß-estradiol 1.5 mg), an investigational monophasic combined oral contraceptive tablet for the use by women to prevent pregnancy was recommended for approval by the Committee for Medicinal Products for Human Use of the European Medicines Agency.

•	Two medicines received regulatory approval for expanded indications.

-	In the United States, ZOSTAVAX (Zoster Vaccine Live) received an expanded age indication for the prevention of herpes zoster, commonly known as shingles, to include adults 50 to 59 years of age, and

-	In the EU, SIMPONI (golimumab) received approval for use in combination with methotrexate in certain adults with severe, active and progressive rheumatoid arthritis for the reduction in the rate of progression of joint damage as measured by X-ray.

•

In the United States, the FDA approved SYLATRON (peginterferon alfa-2b) for the adjuvant treatment of patients with melanoma with microscopic or gross nodal involvement within 84 days of definitive surgical resection including complete lymphadenectomy.

•

The company formed a new joint venture with Sun Pharmaceutical Industries Ltd., a leading Indian multinational pharmaceutical company, to develop, manufacture and commercialize new combinations and formulations of innovative, branded generics for the emerging markets.

•

Merck agreed to acquire Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, for approximately $430 million to expand and position its ophthalmology portfolio for future growth. The transaction is expected to close in the second quarter of 2011.

Financial Targets

The company updated its 2011 non-GAAP EPS target range to $3.66 to $3.76 from the previous target range of $3.64 to $3.76. The target range excludes purchase accounting adjustments, restructuring costs, merger-related expenses, the $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson, and certain other items. The 2011 GAAP EPS target range is $2.04 to $2.39.

In addition, the company lowered its non-GAAP R&D expense target to a range of $8.0 billion to $8.4 billion for the full year of 2011. This target excludes restructuring costs and in-process R&D impairment charges.

Merck continues to expect full year 2011 revenue to grow in the low- to mid-single digit percent range from a base of $46.0 billion in 2010.

Merck continues to estimate that its consolidated non-GAAP 2011 tax rate will be approximately 20 percent to 22 percent.

A reconciliation of anticipated 2011 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

$ in millions, except EPS amounts	Full Year 2011
GAAP EPS	$2.04 to $2.39
EPS difference [3]	1.62 to 1.37
Non-GAAP EPS that excludes items listed below	$3.66 to $3.76

Purchase accounting adjustments [4]	$5,400 to $5,100
Costs related to restructuring programs	900 to 700
Merger-related costs	200 to 100
Arbitration settlement charge	500
Other [5]	(134)
Net decrease (increase) in income before taxes	6,866 to 6,266
Estimated income tax (benefit) expense [10]	(1,840) to (2,000)
Decrease (increase) in net income	$5,026 to $4,266

Total Employees

As of March 31, 2011, Merck had approximately 93,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s first quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are

[10]

Includes an estimated income tax (benefit) expense on the reconciling items as well as a range of estimated tax benefits expected to be recorded in the second quarter as a result of the conclusion of federal tax audits.

invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the call will be available starting at 11 a.m. EDT today for approximately one week. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 51049889.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		% Change
	1Q11	1Q10
Sales	$11,580	$11,422	1%

Costs, Expenses and Other
Materials and production (1)	4,059	5,216	-22%
Marketing and administrative (1) / (2)	3,164	3,222	-2%
Research and development (1) / (2)	2,158	2,051	5%
Restructuring costs (3)	(14)	288	*
Equity income from affiliates (4)	(138)	(138)	—
Other (income) expense, net (1) / (5)	622	167	*

Income Before Taxes	1,729	616	*
Income Tax Provision	658	286
Net Income	1,071	330	*
Less: Net Income Attributable to Noncontrolling Interests	28	31
Net Income Attributable to Merck & Co., Inc.	$1,043	$299	*
Earnings per Common Share Assuming Dilution (6)	$0.34	$0.09	*

Average Shares Outstanding Assuming Dilution	3,104	3,141
Tax Rate (7)	38.1%	46.4%

*≥ 100%

(1)	Amounts include the impact of purchase accounting adjustments, restructuring costs, merger-related costs and certain other items. See accompanying tables for details.
(2)	The first quarter of 2010 includes a $24 million reclassification of certain expenses from marketing and administrative to research and development.
(3)	Represents separation and other related costs associated with restructuring activities.
(4)	Primarily reflects equity income from AstraZeneca LP, Johnson & JohnsonºMerck Consumer Pharmaceuticals Company and Sanofi Pasteur MSD partnerships.
(5)	Other (income) expense, net in the first quarter of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $134 million gain on the sale of certain manufacturing facilities and related assets. Other (income) expense, net in the first quarter of 2010 includes $102 million of income on the settlement of certain disputed royalties and $80 million of exchange losses due to a Venezuelan currency devaluation.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,040 million and $298 million for the first quarter of 2011 and 2010, respectively.
(7)	The GAAP effective tax rate for the first quarter of 2011 was 38.1%. Excluding the impact of the non-GAAP items detailed in the accompanying table, the effective tax rate was 25.5% for the first quarter of 2011. The GAAP effective tax rate for the first quarter of 2010 was 46.4%. Excluding the impact of the non-GAAP items detailed in the accompanying table, the effective tax rate was 23.0% for the first quarter of 2010.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2011

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$11,580					$—		$11,580
Materials and production	4,059	1,278	72	19		1,369		2,690
Marketing and administrative	3,164		23	58		81		3,083
Research and development	2,158	302	45			347		1,811
Restructuring costs	(14)		(14)			(14)		—
Equity income from affiliates	(138)					—		(138)
Other (income) expense, net	622				366	366		256
Income Before Taxes	1,729	(1,580)	(126)	(77)	(366)	(2,149)		3,878
Taxes on Income	658					(331	) (5)	989
Net Income	1,071					(1,818)		2,889
Less: Net Income Attributable to Noncontrolling Interests	28					—		28
Net Income Attributable to Merck & Co., Inc.	$1,043					$(1,818)		$2,861
Earnings per Common Share Assuming Dilution	$0.34							$0.92 (6)
Average Shares Outstanding Assuming Dilution	3,104							3,104
Tax Rate	38.1%							25.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested.
(3)	Merger-related costs include integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson and a $134 million gain on the sale of certain manufacturing facilities and related assets.
(5)	Represents the estimated tax impact on the reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,853 million for the first quarter of 2011.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

FIRST QUARTER 2011

(AMOUNTS IN MILLIONS)

Table 3

	2011	2010					% Change
	1Q	1Q	2Q	3Q	4Q	Full Year	1Q
TOTAL SALES (1)	$11,580	$11,422	$11,346	$11,125	$12,094	$45,987	1

PHARMACEUTICAL (2)	9,820	9,665	9,638	9,523	10,441	39,267	2

Cardiovascular
Zetia	582	534	564	571	629	2,297	9
Vytorin	480	477	490	485	562	2,014	1
Integrilin	64	70	70	63	63	266	-9

Diabetes & Obesity
Januvia	739	511	600	600	675	2,385	45
Janumet	305	201	218	247	288	954	52

Diversified Brands
Cozaar / Hyzaar	426	782	485	423	415	2,104	-46
Zocor	127	116	117	114	121	468	10
Claritin Rx	120	98	58	53	86	296	23
Propecia	106	100	113	109	124	447	7
Proscar	60	58	56	58	44	216	3
Remeron	60	51	59	50	62	223	18
Vasotec / Vaseretic	57	59	63	69	64	255	-4

Infectious Disease
Isentress	292	232	267	278	313	1,090	26
PegIntron	166	186	185	168	198	737	-11
Cancidas	158	153	150	135	174	611	3
Primaxin	136	159	158	135	158	610	-14
Avelox	106	106	59	59	92	316	1
Invanz	87	75	83	91	113	362	16
Noxafil	55	49	50	52	48	198	12
Rebetol	53	56	55	55	54	221	-7
Crixivan / Stocrin	45	52	48	49	58	206	-13

Neurosciences & Ophthalmology
Maxalt	173	135	133	133	149	550	29
Cosopt / Trusopt	114	115	123	114	131	484	-1

Oncology
Temodar	248	274	271	254	266	1,065	-10
Emend	87	84	93	91	110	378	4
Intron A	49	54	51	50	54	209	-11

Respiratory & Immunology
Singulair	1,328	1,165	1,258	1,215	1,349	4,987	14
Remicade	753	674	669	661	710	2,714	12
Nasonex	373	320	338	259	303	1,219	17
Clarinex	155	164	191	131	138	623	-5
Arcoxia	114	95	95	94	115	398	19
Asmanex	60	51	56	48	53	208	17
Simponi	54	10	18	27	42	97	*
Proventil	42	57	55	43	55	210	-26
Dulera	13	0	0	2	6	8	*

Vaccines
ProQuad, M-M-R II and Varivax	244	319	340	434	285	1,378	-23
Gardasil	214	233	219	316	221	988	-8
RotaTeq	125	93	139	119	169	519	35
Pneumovax	79	51	59	110	156	376	55
Zostavax	24	95	18	23	107	243	-74

Women’s Health & Endocrine
Fosamax	208	230	241	220	234	926	-10
NuvaRing	142	135	145	134	145	559	5
Follistim AQ	133	134	137	119	138	528	—
Implanon	60	51	51	64	71	236	18
Cerazette	59	55	49	56	49	209	7

Other Pharmaceutical (3)	745	946	941	942	1,044	3,879	-21

ANIMAL HEALTH	758	709	731	687	815	2,941	7

CONSUMER CARE (2)	517	489	544	409	381	1,823	6
Claritin OTC	167	136	167	120	103	526	22

Other Revenues (4)	486	559	433	506	457	1,956	-13
Astra	322	364	241	345	302	1,252	-11

*	100% or over

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)	Only select products are shown.
(2)

In the first quarter of 2011, Merck changed the reporting for certain over -the-counter products. Sales of these products outside the United States were previously recorded in the Pharmaceutical business, and are now reported in the Consumer Care business. Prior period amounts have been recast on a comparative basis.

(3)

Includes pharmaceutical products not individually shown above. Other vaccines sales included in Other Pharmaceutical were $54 million for the first quarter of 2011. Other vaccines sales included in Other Pharmaceutical were $55 million, $57 million, $94 million and $75 million for the first, second, third and fourth quarters of 2010, respectively.

(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.